Exhibit 10.17

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”) is made and entered into as of April 6th,  2012 by and between Sport Technology Inc/Michael Kern., an California Corporation and FBC Holding  A Delaware Corporation

This is to confirm the terms of our agreement to provide consulting services to FBC Holding  The services would include the following functional areas:

•	Business plan development
•	Strategic planning
•	Organizational development
•	Business development (new markets, channels, sales rep network, etc.)
•	Product roadmap/priorities
•	Pricing analysis
•	Marketing & Sales
•	Overseas Production and planning

Sport Technology/Michael Kern would provide forty hours minimum per week of work.  These services would be provided until April 6th, 2014.  In return, FBC Holding will provide the following compensation:

•	FBC Holding will pay Sport Technology/Michael Kern 2% of all FBC Holding sales. Commissions will be paid on the 10th of each month on invoices paid on the prior month.
•	FBC Holding will transfer 5% equity/stock at the current value on signing of this agreement to Michael Kern to..
•	FBC Holding will pay for any pre-approved travel expenses incurred by Michael Kern and any other reasonable expenses needed for FBC Holding by Michael Kern.
•	FBC Holding will pay $5,000 per month to Michael Kern starting with the execution of this agreement and will be paid thereafter on the 6th day of each consecutive month.
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This agreement will be in conjunction with THE LICENSING AGREEMENT by and between the same parties dated April 6th, 2012, and both agreements will be executed upon payment of initial $5,000 for 1st months payment.

By signing this agreement, both parties agree that the above is true and acceptable.

_____________________ .                         ______________________.
Michael Kern                                                    FBC Holding
Sport Technology Inc.